Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces First Quarter 2020 Results

First Quarter 2020 Highlights

•	Net sales of $826 million

•	Net loss of $59 million

•	Segment EBITDA of $89 million

•	Liquidity of $440 million as of March 31, 2020
COLUMBUS, Ohio - (May 14, 2020) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the first quarter ended March 31, 2020.
“In the first quarter of 2020, our diverse customer base and broad geographic footprint drove improved volumes in our Coatings and Composites segment, while our overall results were offset by weaker conditions that emerged late in the quarter due to the coronavirus pandemic,” said George Knight, Acting Chief Executive Officer and Chief Financial Officer. “We estimate that COVID-19 and the strengthening of the U.S. dollar compared to other foreign currencies negatively impacted our first quarter 2020 results by approximately $4 million and $2 million, respectively. We remain focused on the health and safety of our associates while taking the appropriate actions to continue to operate our sites, such as maintaining social distancing practices and enhanced hygiene at our manufacturing facilities, as well as working remotely at our corporate headquarters and global research and development centers. We are also following the guidelines of each country in which we operate as it relates to being deemed a business considered “critical infrastructure” enabling us to keep our sites running. For example, the U.S. Department of Homeland Security has identified the U.S. chemical industry and its workers as Essential Critical Infrastructure. During the first quarter and as of today, we maintained operations at the vast majority of our manufacturing sites. We were also pleased to support the communities in which we live and work through a variety of COVID-19 relief initiatives.”
Mr. Knight added: “We are seeing a more significant impact in the second quarter of 2020 from the pandemic. Because neither the duration nor scope of the coronavirus impact can be predicted, the negative financial impact to our results cannot be reasonably estimated. We remain focused on the things we can control, such as aggressively managing our costs, optimizing our net working capital and reducing our 2020 planned capital expenditures. We are also encouraged by the resiliency of our customers in certain end markets, such as wind energy and agriculture. Supported by our strong liquidity, we believe we are well-positioned for the eventual economic recovery.”

Fresh Start Accounting
Upon emerging from Chapter 11 on July 1, 2019 ("Effective Date") and qualifying for the application of fresh-start accounting, Hexion's assets and liabilities were recorded at their estimated fair values which, in some cases, were significantly different than amounts included in the Company's financial statements prior to the Effective Date. Accordingly, Hexion's financial condition and results of operations on and after the Effective Date are not directly comparable to our financial condition and results of operations prior to the Effective Date. References to “Successor” or “Successor Company” relate to the financial position and results of operations of the reorganized Company subsequent to the Effective Date. References to “Predecessor” or “Predecessor Company” refer to the financial position and results of operations of the Company on or before the Effective Date.
First Quarter 2020 Results
In the first quarter of 2020, Hexion updated its reportable segments to align around two growth platforms: Adhesives; and Coatings and Composites. The Adhesives Segment is organized around Construction Adhesives, Industrial Adhesives, and Intermediates and Derivatives, while the Coatings and Composites Segment is organized around Composites, Performance Coatings, and Base Chemicals. Corporate and Other continues to be a reportable segment.
Total net sales for the quarter ended March 31, 2020 were $826 million, a decrease of 7% compared with $886 million in the prior year period. Pricing negatively impacted sales by $57 million due primarily to raw material price decreases contractually passed through to customers across many of our businesses, as well as continued competitive market conditions in our base epoxy resins business. Foreign currency translation negatively impacted net sales by $15 million due to the weakening of various foreign currencies against the U.S. dollar against in the first quarter of 2020 compared to the first quarter of 2019. Volume increases positively impacted net sales by $12 million related to improved volumes in our base and specialty epoxy resins businesses driven by strong demand, most notably in global wind energy. These volume increases were partially offset by volume reductions in our phenolic specialty resins and Latin American resins businesses driven by overall weakness in the market, primarily in the automotive and construction industries.
Net loss for the Successor three months ended March 31, 2020 was $59 million compared to a net loss of $52 million in the Predecessor three months ended March 31, 2019. Total Segment EBITDA for the quarter ended March 31, 2020 was $89 million, a decrease of $14 million compared with the prior year period, driven primarily by margin reductions in our base epoxy resins business due to competitive pressures partially offset by margin and volume improvements in our Versatic™ Acids and Derivatives and specialty epoxy businesses.

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the first quarter ended March 31, 2020 and 2019. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of net loss to Segment EBITDA.

	Successor	Predecessor
	Three Months Ended March 31,
	2020	2019
Net Sales (1):
Adhesives	$468	$543
Coatings and Composites	358	343
Total	$826	$886

Segment EBITDA:
Adhesives	$71	$76
Coatings and Composites	39	44
Corporate and Other	(21)	(17)
Total	$89	$103
(1)     Intersegment sales are not significant and, as such, are eliminated within the selling segment.
Efficiency and Cost Savings Initiatives
Hexion recently announced creation of a business services group within Hexion and a partnership with Capgemini to provide certain administrative functions to further improve Hexion’s organizational efficiency and reduce costs. By partnering with Capgemini, Hexion intends to create a best-in-class organization that focuses on gaining efficiencies and process improvements by leveraging automation and state of the art technology for service delivery, while also reducing the Company’s costs.
In the first quarter of 2020, the Company achieved $8 million of cost savings related to its cost savings initiatives. At March 31, 2020, Hexion had approximately $15 million of total in-process savings that it expects to realize over the next 12 months.
Liquidity and Capital Resources
As of March 31, 2020, total debt was approximately $1.9 billion and consisted primarily of the Company’s approximately $1.2 billion Senior Secured Term Loans due 2026 and $450 million Senior Notes due 2027. At March 31, 2020, the Company had $440 million in liquidity, including $246 million of unrestricted cash and cash equivalents. In addition, Hexion has no upcoming maturities on its term loan or bonds until 2026. Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Hexion has also taken several actions in its efforts to improve its cost structure and strengthen its liquidity and cash position, including:

•	Reducing its 2020 capital expenditures to range between $100 million to $110 million and reviewing the timing of manufacturing turnarounds at certain sites.

•
Continuing to focus on reducing working capital (defined as accounts receivable and inventories less accounts and drafts payable) in 2020. Hexion expects to see a positive impact on its net working capital levels from lower oil prices in the second quarter of 2020 from the pass through of significantly lower-priced raw materials.

•	Reducing general sales, general and administrative spending wherever possible, such as travel restrictions, instituting a hiring freeze and reviewing other discretionary spending items.

•
Delaying approximately $15 million of certain tax payments to later in 2020 and deferring $5 million of certain tax payments to future years in conjunction with the Coronavirus Aid, Relief, and Economic Security (CARES) Act and tax relief measures in other jurisdictions where the Company operates.

•	The Company drew down $164 million of revolving credit loans under its credit facilities as a precautionary measure to increase cash balances and preserve financial flexibility.

Earnings Call
Hexion will host a teleconference to discuss First Quarter 2020 results on Thursday, May 14, 2020 at 9:00 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: (844) 492-6045
International Participants: (574) 990-2716
Participant Passcode: 5384408
Live internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com. A replay of the call will be available for one week following the call and can be access by dialing (855) 859-2056 (U.S.) and (404) 537-3406 (International). The passcode is 5384408.

Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the other segments. Segment EBITDA should not be considered a substitute for net (loss) income or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of net loss to Segment EBITDA.
Pro Forma EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Pro Forma EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Pro Forma EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Pro Forma EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, Pro Forma EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Indenture governing the Senior Notes due 2027 should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net income to Pro Forma EBITDA and the Fixed Charges Ratio.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “might,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, the impact of our indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs, uncertainties related to COVID-19 and the impact of our responses to it and the other factors listed in the Risk Factors section of our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section of our most recent filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global adhesive, coatings, composites and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Successor	Predecessor
(In millions)	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019

Net sales	$826	$886
Cost of sales (exclusive of depreciation and amortization shown below)	680	727
Selling, general and administrative expense	75	88
Depreciation and amortization	58	26
Asset impairments	16	—
Business realignment costs	21	4
Other operating expense, net	7	8
Operating (loss) income	(31)	33
Interest expense, net	26	80
Other non-operating income, net	—	(1)
Loss before income tax and earnings from unconsolidated entities	(57)	(46)
Income tax expense	3	7
Loss before earnings from unconsolidated entities	(60)	(53)
Earnings from unconsolidated entities, net of taxes	1	1
Net loss	$(59)	$(52)

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $4)	$250	$254
Accounts receivable (net of allowance for doubtful accounts of $4 and $3, respectively)	451	365
Inventories:
Finished and in-process goods	212	232
Raw materials and supplies	104	100
Other current assets	51	51
Total current assets	1,068	1,002
Investment in unconsolidated entities	17	17
Deferred tax assets	6	6
Other long-term assets	56	55
Property and equipment:
Land	109	116
Buildings	174	172
Machinery and equipment	1,351	1,368
	1,634	1,656
Less accumulated depreciation	(139)	(78)
	1,495	1,578
Operating lease assets	118	122
Goodwill	178	178
Other intangible assets, net	1,159	1,188
Total assets	$4,097	$4,146
Liabilities and Equity
Current liabilities:
Accounts payable	$315	$341
Debt payable within one year	80	70
Interest payable	24	35
Income taxes payable	22	17
Accrued payroll and incentive compensation	44	48
Current portion of operating lease liabilities	21	22
Other current liabilities	114	105
Total current liabilities	620	638
Long-term liabilities:
Long-term debt	1,834	1,715
Long-term pension and post employment benefit obligations	244	252
Deferred income taxes	155	164
Operating lease liabilities	83	86
Other long-term liabilities	207	216
Total liabilities	3,143	3,071
Equity
Common stock —$0.01 par value; 100 shares authorized, issued and outstanding	—	—
Paid-in capital	1,170	1,165
Loan receivable from parent	(10)	—
Accumulated other comprehensive loss	(58)	(1)
Accumulated deficit	(148)	(89)
Total Hexion Inc. shareholders’ equity	954	1,075
Noncontrolling interest	—	—
Total equity	954	1,075
Total liabilities and equity	$4,097	$4,146

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Successor	Predecessor
(In millions)	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Cash flows used in operating activities
Net loss	$(59)	$(52)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	58	26
Non-cash asset impairments	16	—
Deferred tax benefit	(2)	—
Unrealized foreign currency losses	5	—
Non-cash stock based compensation expense	5	—
Other non-cash adjustments	3	—
Net change in assets and liabilities:
Accounts receivable	(104)	(84)
Inventories	7	(20)
Accounts payable	(8)	(21)
Income taxes payable	3	4
Other assets, current and non-current	(8)	(9)
Other liabilities, current and long-term	(18)	2
Net cash used in operating activities	(102)	(154)
Cash flows used in investing activities
Capital expenditures	(32)	(19)
Net cash used in investing activities	(32)	(19)
Cash flows provided by financing activities
Net short-term debt repayments	(10)	—
Borrowings of long-term debt	181	196
Repayments of long-term debt	(25)	(40)
Distribution of affiliate loan	(10)	—
Net cash provided by financing activities	136	156
Effect of exchange rates on cash and cash equivalents, including restricted cash	(6)	—
Change in cash and cash equivalents, including restricted cash	(4)	(17)
Cash, cash equivalents and restricted cash at beginning of period	254	128
Cash, cash equivalents and restricted cash at end of period	$250	$111
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$36	$62
Income taxes, net	2	5

HEXION INC.
SCHEDULE 4: RECONCILIATION OF NET LOSS TO SEGMENT EBITDA (Unaudited)

	Successor	Predecessor
	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Reconciliation:
Net loss	$(59)	$(52)
Income tax expense	3	7
Interest expense, net	26	80
Depreciation and amortization (1)	58	26
EBITDA	28	61
Adjustments to arrive at Segment EBITDA:
Asset impairments	$16	$—
Business realignment costs	21	4
Transaction costs	3	23
Realized and unrealized foreign currency losses	6	1
Other non-cash items (2)	12	2
Other	3	12
Total adjustments	61	42
Segment EBITDA	$89	$103

Segment EBITDA:
Adhesives	$71	$76
Coatings and Composites	39	44
Corporate and Other	(21)	(17)
Total	$89	$103

(1)	For the three months ended March 31, 2020 accelerated depreciation of $2 has been included in “Depreciation and amortization.”

(2)	For the three months ended March 31, 2020, primarily included expenses for stock-based compensation costs of $5, long-term retention programs of $3 and non-cash fixed asset write-offs of $2.

HEXION INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET INCOME TO PRO FORMA EBITDA (Unaudited)

March 31, 2020
LTM Period
Net income	$2,797
Income tax expense	209
Interest expense, net	89
Depreciation and amortization	195
EBITDA	3,290
Adjustments to arrive at Pro Forma EBITDA:
Asset impairments	16
Business realignment costs (1)	56
Realized and unrealized foreign currency losses	5
Unrealized losses on pension and postretirement benefits (2)	5
Transaction costs (3)	16
Reorganization items, net (4)	(3,105)
Non-cash impact of inventory step-up (5)	29
Other non-cash items (6)	29
Acceleration of deferred revenue (7)	18
Other (8)	30
Cost reduction programs savings (9)	15
Pro Forma EBITDA	$404
Pro forma fixed charges (10)	$106
Ratio of Pro Forma EBITDA to Fixed Charges (11)	3.81

(1)
Primarily represents costs related to certain in-process cost reduction activities, including severance costs of $25, $14 related to certain in-process facility rationalizations, an $10 increase in legacy environmental reserves for future clean-up of closed facilities and one-time implementation costs associated with the creation of a business services group within the Company of $4.

(2)	Represents non-cash losses resulting from pension and postretirement benefit plan liability remeasurements.

(3)	Represents certain professional fees related to strategic projects, including $8 of certain professional fees and other expenses related to our Chapter 11 proceedings incurred post-emergence.

(4)
Represents incremental costs incurred directly as a result of our Chapter 11 proceedings after the date of filing, gains on the settlement of liabilities under the Plan and the net impact of fresh start accounting adjustments.

(5)
Represents $29 of non-cash expense related to the step up of finished goods inventory on July 1, 2019 as part of fresh start accounting that was expensed in the successor period upon the sale of the inventory.

(6)	Primarily include expenses for stock-based compensation costs of $13, non-cash fixed asset write-offs of $10 and long-term retention programs of $4.

(7)	Represents the impact of deferred revenue that was accelerated on July 1 as part of fresh start accounting.

(8)	Represents business optimization expenses of $6, IT outage costs of $4 and expenses related to legacy liabilities.

(9)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the period presented. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs. We expect the savings to be realized within the next 18 months.

(10)	Reflects pro forma interest expense based on interest rates at March 31, 2020.

(11)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the Secured Indentures, unless the Company has a Pro Forma EBITDA to Fixed Charges ratio of at least 2.0 to 1.0.